Wild West in San Bernardino County

Michael M. Horn

September 4, 2012

In our popular culture, we have romanticized the idea of the “Wild West,” the U.S.’s epic westward expansion that widened the borders of our great country. We fondly recall tales of entrepreneurial men and women who headed out into the unknown, willing to risk it all to stake their claim on wide open frontier lands. Today, in San Bernardino County, Calif., we are witnessing a new Wild West, where, if local politicians have their way, the land would once again be up for grabs, but, this time, forcibly taken by local government.

Earlier this month, San Bernardino County moved closer to acting on its plans to seize underwater mortgages through eminent domain. To act on these plans, the county formed the Homeownership Protection Program Joint Powers Authority. However, this very action would serve only to damage homeownership, not protect it.

Since before the West was won, the premise of lending has been simple: A lender makes a fair and suitable loan that is expected to be paid back in full over time. The recent financial crisis and collapse of the housing market show what can happen when lenders stray from that simple model. With the housing market just now showing signs of stabilizing, it would be disastrous to once again move away from this responsible premise.

But that is just what San Bernardino’s plan would do. As the Federal Housing Finance Agency stated in an August 9 notice, this plan has the potential to “revise existing financial contracts”; this puts the lender at risk of not being paid for the full value of the loan. To take the authority of eminent domain and use it to abrogate individual mortgage contracts is, at the very least, irresponsible and likely unconstitutional.  The Fifth Amendment of the U.S. Constitution includes a Takings Clause, which states that “private property [shall not] be taken for public use, without just compensation.”

The local lender is not the only party at risk under the plan. In municipalities like San Bernardino, should the plan move forward, the value of current home properties would likely plummet, and future home values would also suffer significant declines. There is also the risk that local credit would dry up in these areas – an August 16 American Banker article cited concerns from homeowners that lenders would pull out of local markets where eminent domain is used to seize loans. This would make it less likely that fair and suitable lending options are available for the next generation of homeowners in these markets.

No one wants families to lose their homes. And there is no doubt that we need a solution for the issues weighing down our housing market. But this must be a national solution, and one built for the long term – not just a local anesthetic that will serve to numb our national recovery. As Chicago Mayor Rahm Emanuel, whose city was also among those considering using eminent domain in such a manner, said of the proposal earlier this month, “I don’t think it’s [in] the power of the to do, to deal with the housing issue.  We have a national issue.  I think we have to address the issue. I just don’t think that’s the right instrument.”

I commend San Bernardino’s officials for focusing on the issue of assisting homeowners in need.  But we must make sure that our solutions serve not only to help current homeowners, but protect the foundation of homeownership for future generations. Otherwise, I fear that we will witness homeownership – one of the cornerstones of the American Dream – ride off into the sunset.

Michael M. Horn is a partner at McCarter & English in Newark, N.J., and serves as chairman of the Federal Home Loan Bank of New York. He has also served as commissioner of banking and state treasurer for New Jersey.